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                                                                    Exhibit 11.2

[LOGO OF VENABLE]

                               February 20, 2001

Sullivan & Cromwell
125 Broad Street
New York, NY  10004


     Re:  Travelers Series Fund Inc.--Smith Barney Pacific Basin Portfolio
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Ladies and Gentlemen:

          We have acted as special Maryland counsel to Travelers Series Fund Inc., a Maryland corporation (the "Company"), in connection with the transactions contemplated by the Company's Plan of Reorganization dated as of February 14, 2001 (the "Plan"). These transactions include, among other things,
(i) the transfer of all of the assets and liabilities of the Company's Smith Barney Pacific Basin Portfolio (the "Transferor Fund") to the Company's Smith Barney International Equity Portfolio (the "Surviving Fund") (to be renamed "Smith Barney International All Cap Growth Portfolio"); (ii) the adoption of the implementing amendment to the Company's Charter reclassifying all shares of the Transferor Fund as shares of the Surviving Fund (the "Charter Amendment"); and
(iii) the accomplishment of the reclassification by the issuance of shares of the Surviving Fund to shareholders of the Transferor Fund.

          In rendering the opinions hereinafter expressed, we have examined originals or certified copies of (i) the Charter, including the proposed form of the Charter Amendment, and Bylaws of the Company; (ii) the resolutions adopted by the Board of Directors of the Company on February 14, 2001; and (iii) the Plan.

          We have also examined and relied upon a certificate issued by the Maryland State Department of Assessments and Taxation ("SDAT") to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing as a corporation and duly authorized to transact business in the State of Maryland. With respect to questions of fact material to such opinions, we have relied,
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Sullivan & Cromwell
February 20, 2001
Page 2

without independent inquiry, upon certificates of officers of the Company or of public officials.

          In our examination, we have assumed (i) the genuineness of all signatures on documents submitted to us for review; (ii) the legal capacity of all natural persons who executed any document submitted to us for review; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; and (v) that all certificates of public officials upon which we have relied have been duly and properly given.

          Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland;

          2. When the Charter Amendment has been duly approved by the stockholders of the Transferor Fund, accepted for record by SDAT, and become effective, the shares of the Surviving Fund, when issued pursuant to the Plan and the Charter Amendment, will be validly issued, fully paid and non-assessable.

          This letter expresses our opinion with respect to Maryland law governing the matters set forth above. It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

          You may rely on this opinion in rendering your opinion to the Company that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are "experts" as that term is used in the Securities Act of 1933 and the regulations thereunder. This opinion may not be relied on by any other person or for any other purpose without our prior written consent.


                                         Very truly yours,


                                         /s/ Venable, Baetjer and Howard, LLP